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Invesco
PowerShares         Leading the Intelligent ETF Revolution(r)

                                                      Filed pursuant to Rule 433
                                                      Registration Statement No.
                                                       333-162195 Dated March 3,
AGRICULTURE
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 The PowerShares DB Agriculture Double Long Exchange Traded Note (Symbol: DAG),
 PowerShares DB Agriculture Long Exchange Traded Note (Symbol: AGF),
 PowerShares DB Agriculture Short Exchange Traded Note (Symbol: ADZ) and
 PowerShares DB Agriculture Double Short Exchange Traded Note (Symbol: AGA)
 (collectively, the "PowerShares DB Agriculture ETNs") are the first exchange traded products that provide investors with a cost-effective and convenient way to take a short or leveraged view on the performance of the agriculture sector.

 All of the PowerShares DB Agriculture ETNs are based on a total return version of the Deutsche Bank Liquid Commodity Index- Optimum Yield Agriculture(TM)
 (the "Index"), which is designed to reflect the performance of certain corn, wheat, soybean and sugar futures contracts plus the returns from investing in
 3 month United States Treasury bills.

 Investors can buy and sell PowerShares DB Agriculture ETNs at market price on the NYSE Arca exchange or receive a cash payment at the scheduled maturity or early redemption based on the performance of the index less investor fees.
 Investors may redeem PowerShares DB Agriculture ETNs in blocks of no less than
 200,000 securities and integral multiples of 50,000 securities thereafter, subject to the procedures described in the pricing supplement which include a fee of up to $0.03 per security.
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 Fact Sheet    Prospectus

 ----------------------------------------------------------------------------------------------
 Financial Details
                                  DAG                AGF            ADZ            AGA
 Last Update                      3/2/2010           3/2/2010       3/2/2010       3/2/2010
                                  3:59 PM EST        3:40 PM EST    3:58 PM EST    12:00 AM EST

 Price                            9.07               16.02          33.93          40.17
 Indicative Intra-day Value       9.04               16.12          33.78          40.44
 Last End of Day RP Value         9.0587             16.1431        33.7374        40.3522
 Last Date for End of Day Value   3/1/2010           3/1/2010       3/1/2010       3/1/2010

 Index History(1) (Growth  of $10,000  since July 31, 2006)

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PowerShares DB Agriculture

ETN & Index Data

Ticker Symbols
Agriculture Double             DAG
Long

Agriculture Long               AGF
Agriculture Short              ADZ
Agriculture Double             AGA
Short

Intraday Indicative Value
Symbols
Agriculture Double           DAGIV
Long

Agriculture Long             AGFIV
Agriculture Short            ADZIV
Agriculture Double           AGAIV
Short

CUSIP Symbols
Agriculture Double       25154H558
Long

Agriculture Long         25154H533
Agriculture Short        25154H541
Agriculture Double       25154H566
Short

Details
ETN price at listing        $25.00
Inception  date            4/14/08
Maturity date               4/1/38
Yearly investor  fee         0.75%
Listing exchange         NYSE Arca
Index symbol              DBLCYEAG

Issuer
Deutsche  Bank AG, London
Branch
Long-term Unsecured Obligations
Risks
[]    Non-principal protected
[]    Leveraged losses
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ETN Performance & Index History (%)(1)
As of 12/31/2009                                       1 Year    3 Year    5 Year  10 Year   Inception
ETN Performance
Agriculture Double Long                                  5.64         -         -        -     -39.57
Agriculture Long                                         4.33         -         -        -     -19.11
Agriculture Short                                       -8.74         -         -        -      14.55
Agriculture Double Short                               -19.51         -         -        -      22.51
Index History
Deutsche  Bank Liquid  Commodity Index-                  5.64     -2.18         -        -     -39.57
Optimum  Yield Agriculture(TM)  +2x Levered

Deutsche  Bank Liquid  Commodity Index-                  4.33      3.09         -        -     -19.11
Optimum  Yield Agriculture(TM)  +1x Levered

Deutsche  Bank Liquid  Commodity Index-                 -8.74     -7.02         -        -      14.55
Optimum  Yield Agriculture(TM)  -1x Levered

Deutsche  Bank Liquid  Commodity Index-                -19.51    -20.40         -        -      22.51
Optimum  Yield Agriculture(TM)  -2x Levered

Comparative Indexes(2)
S&P  500 Index                                          26.46     -5.63         -        -      -7.69
Barclays Capital U.S. Aggregate Bond  Index              5.93      6.04         -        -       5.33

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Index Weights
As of 3/1/2010
Commodity                                          Contract Expiry Date                     Weight (%)
Corn                                                         12/14/2010                          24.11
Soybeans                                                     11/12/2010                          24.95
Sugar #11                                                     6/30/2010                          27.26
Wheat                                                         7/14/2010                          23.68

Source: DB, Bloomberg

(1)Index history is for illustrative purposes only and does not represent actual PowerShares DB Agriculture ETN performance. The inception date of the
Deutsche Bank Liquid Commodity Index - Optimum Yield Agriculture(TM) is July
12, 2006. Index history is based on a combination of the monthly returns from the Deutsche Bank Liquid Commodity Index -- Optimum Yield Agriculture Excess
Return(TM) (the "Agriculture Index") plus the monthly returns from the DB
3-Month T-Bill Index (the "T-Bill Index"), resetting monthly as per the formula applied to the PowerShares DB Agriculture ETNs, less the investor fee. The
Agriculture Index is intended to reflect changes in the market value of certain agriculture futures contracts on corn, wheat, soybeans and sugar. The T-Bill
Index is intended to approximate the returns from investing in 3-month United
States Treasury bills on a rolling

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[] Subject to an investor fee      basis.
[] Limitations on repurchase
[] Concentrated exposure to        Index history does not reflect any transaction costs or
   Agriculture                     expenses. Indexes are unmanaged, and you cannot invest
                                   directly in an index. PAST PERFORMANCE DOES NOT GUARANTEE
Benefits                           FUTURE RESULTS. For current index and PowerShares DB
[] Leveraged and short notes       Agriculture ETN performance, go to dbfunds.db.com/notes.
[] Relatively low cost
[] Intraday access                 (2)The S&P 500(R) Index is an unmanaged index used as a
[] Listed Transparent              measurement of change in stock market conditions based on
[] Tax treatment(3)                the performance of a specified group of common stocks. The
[                                  Barclays Capital U.S. Aggregate Bond Index(TM) is an
                                   unmanaged index considered representative of the U.S.
                                   investment-grade, fixed-rate bond market. Correlation
                                   indicates the degree to which two investments have
                                   historically moved in the same direction and magnitude.
                                   Volatility is the annualized standard deviation of monthly index returns.

                                   (3)Deutsche Bank AG, London Branch, Invesco PowerShares and
                                   their affiliates do not provide tax advice and nothing
                                   contained herein should be construed to be tax advice.
                                   Please be advised that any discussion of U.S. tax matters
                                   contained herein (including attachments) (i) is not
                                   intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax related penalties and
                                   (ii) was written to support the promotion or marketing of
                                   the transactions or matters addressed herein. Accordingly, you should seek advice based on your particular
                                   circumstances from an independent tax advisor.

                                   An investment in the PowerShares DB Agriculture ETNs
                                   involves risks, including possible loss of principal. For a description of the main risks, see "Risk Factors" in the
                                   applicable pricing supplement.

                                   Not FDIC Insured -- No Bank Guarantee -- May Lose Value

                                   The PowerShares DB Agriculture ETNs are senior unsecured
                                   obligations of Deutsche Bank AG, London Branch. The
                                   PowerShares DB Agriculture ETNs are riskier than ordinary
                                   unsecured debt securities and have no principal protection.

                                   Risks of investing in the PowerShares DB Agriculture ETNs
                                   include limited portfolio diversification, uncertain
                                   principal repayment, trade price fluctuations, illiquidity and leveraged losses. Investing in the PowerShares DB
                                   Agriculture ETNs is not equivalent to a direct investment
                                   in the index or index components. The investor fee will
                                   reduce the amount of your return at maturity or upon
                                   redemption of your PowerShares DB Agriculture ETNs even if the value of the relevant index has increased. If at any
                                   time the redemption value of the PowerShares DB Agriculture
                                   ETNs is zero, your investment will expire worthless.
                                   Ordinary brokerage commissions apply, and there are tax
                                   consequences in the event of sale, redemption or maturity
                                   of the PowerShares DB Agriculture ETNs. Sales in the
                                   secondary market may result in losses. An investment in the
                                   PowerShares DB Agriculture ETNs may not be suitable for all investors.

                                   The PowerShares DB Agriculture ETNs are concentrated in
                                   agriculture commodity futures contracts. The market value
                                   of the PowerShares DB Agriculture ETNs may be influenced by many unpredictable factors, including, among other things, volatile agriculture prices, changes in supply and demand
                                   relationships, changes in interest rates, and monetary and other governmental actions. The PowerShares DB Agriculture
                                   ETNs are concentrated in a single commodity sector, are
                                   speculative and generally will exhibit higher volatility
                                   than commodity products linked to more than one commodity
                                   sector.

                                   The PowerShares DB Agriculture Double Long ETN and
                                   PowerShares DB Agriculture Double Short ETN are both
                                   leveraged investments. As such, they are likely to be more volatile than an unleveraged investment. There is also a
                                   greater risk of loss of principal associated with a
                                   leveraged investment than with an unleveraged investment.

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus and other documents filed by
Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting
dbfunds.db.com or EDGAR on the SEC website at www.sec.gov. Alternatively, you may request a prospectus by calling 800.983.0903, or you may request a copy from any dealer participating in this offering.

The PowerShares DB Agriculture ETNs are not suitable for all investors and should be utilized only by sophisticated investors who understand leverage risk, consequences of seeking monthly leveraged investment results and intend to actively monitor and manage their investments. Investing in the ETNs is not equivalent to a direct investment in the index or index components because the current principal amount (the amount you invested) is reset each month, resulting in the compounding of monthly returns. The principal amount is also subject to the investor fee, which can adversely affect returns. The amount you receive at maturity (or upon an earlier repurchase) will be contingent upon each monthly performance of the index during the term of the securities. There is no guarantee that you will receive at maturity, or upon an earlier repurchase your initial investment back or any return on that investment.
Significant adverse monthly

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performances for your securities may not be offset by any beneficial monthly performances.

Certain marketing services may be provided for these products by Invesco Aim
Distributors, Inc. or its affiliate, Invesco PowerShares Capital Management
LLC. Neither firm is affiliated with Deutsche Bank.

PowerShares(R) is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC is an indirect, wholly owned subsidiary of Invesco Ltd.

An investor should consider the PowerShares DB Agriculture ETNs' investment objective, risks, charges and expenses carefully before investing.

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